Exhibit 23.2

CONSENT OF TETRA TECH

We hereby consent to the incorporation by reference of any mineralized material and other analyses performed by us in our capacity as an independent consultant to Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, in the Company’s Registration Statements on Form S-3 (File Nos. 333-167026, 333-172363, 333-179993, 333-189693, 333-200555, 333-213268, 333-220457, 333-220461 and 333-235376), on Form S-8 (File Nos. 333-159096, 333-165933, 333-170891, 333-176915, 333-190542, 333-200557, 333-211348, 333-231264 and 333-235375) and on Form S-1 (333-225483), and any amendment, prospectuses or supplements thereto, and in any amendment to any of the foregoing.

Date: February 27, 2020

/s/ Dante Ramirez Rodriguez
Signature of Qualified Person

Dante Ramirez Rodriguez, Ph.D.
Name of Qualified Person